August 19, 2024 Doug Croxall
Crown Electrokinetics Corp. 1110 NE Circle Blvd Corvallis, Oregon 97330
Re: Crown Electrokinetics Corp. Dear Mr. Croxall;
This is to confirm that the client-auditor relationship between Crown Electrokinetics Corp. (Commission File Number 1-39924) and Marcum LLP has ceased effective August 19, 2024. We agree with the statements contained in the 8k filed August 19, 2024.

Very truly yours,
Marcum LLP

Sent Via E-Mail doug@crownek.com

cc:    Office of the Chief Accountant Securities and Exchange Commission Via E-Mail:
SECPSletters@sec.gov

Marcum llp / 600 Anton Boulevard Suite 1600 Costa Mesa, CA 92626 Phone 949.236.5600 / marcumllp.com

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